Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders:

We have reviewed the condensed consolidated balance sheet of Costco Wholesale Corporation and subsidiaries as of May 9, 2004, the related condensed consolidated statements of income for the twelve-week and thirty-six-week periods ended May 9, 2004 and May 11, 2003 and the related condensed consolidated statements of cash flows for the thirty-six-week periods ended May 9, 2004 and May 11, 2003. These condensed consolidated financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Costco Wholesale Corporation and subsidiaries as of August 31, 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the 52 weeks then ended (not presented herein); and in our report dated October 6, 2003, we expressed an unqualified opinion on those consolidated financial statements and disclosed that the Company adopted Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” effective September 3, 2002. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of August 31, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in Note (1) to the condensed consolidated financial statements, effective February 16, 2004, the Company adopted Emerging Issues Task Force No. 03-10, “Application of Issue 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers.”

/S/ KPMG LLP

Seattle, Washington

May 25, 2004